Exhibit 99.1

Enzo Biochem, Inc. 527 Madison Avenue New York, NY 10022

FOR IMMEDIATE RELEASE

ENZO BIOCHEM REPORTS FOURTH QUARTER RESULTS AND ANNOUNCES REALIGNMENT PROGRAM EXPECTED TO REDUCE ANNUALIZED COSTS $6 MILLION COMMENCING WITH FISCAL FIRST QUARTER

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NEW YORK, NY, October 15, 2012 – Enzo Biochem Inc. (NYSE:ENZ) today reported results for the fourth quarter and year ended July 31, 2012, and announced a Company-wide realignment program to improve profitability and reduce operating expenses. This program will begin to favorably impact financial results in the current quarter. Highlights of the program and fourth quarter results include:

  Integration and streamlining of manufacturing and sales facilities and staff to reduce annualized operating expenses in excess of $6 million; improved product mix at Enzo Life Sciences to increase margins; additional benefits from realignment program to occur over balance of 2013 fiscal year.
  Operating improvements to begin in fiscal 2013 first quarter for period ending October 31, 2012, as the Company expects at least a 70% improvement in EBITDA over prior year to $1.2 million at Enzo Life Sciences. Enzo Clinical Labs also expected to generate revenue growth and improved EBITDA in fiscal first quarter compared to previous year; reduction in corporate SG&A to enhance results.
  Fourth quarter one-time non-cash charge involving goodwill, as a result of a decline in Enzo’s market capitalization, lower Life Sciences revenues and other intangibles, including trademarks, in the amount of $24.5 million (excluding a $2.1 million tax benefit).
  Fourth quarter results reflected double digit revenue growth at Enzo Clinical Labs, and improved gross margins at Enzo Life Sciences, despite reduced revenues stemming from product rationalization.
  For the final three months of fiscal 2012, revenues and the net operating loss, before one-time charges, approximated those in the corresponding year-ago period.

“The actions we announced today, which commenced over the previous three months, are designed to deliver significantly improved operating results and to generate cash flow this fiscal year,” said Barry Weiner, Enzo President. “The realignment is expected to result in a Life Sciences division that is more profitable, as it selectively delivers higher-margin products to its customers and positions itself to better capitalize on its synergies with Enzo Clinical Labs. We have right sized and refocused Life Sciences for the current trends in the market. Enzo Clinical Labs continues to expand its menu of novel molecular and esoteric tests, and is well positioned to continue its double-digit revenue growth, which exceeds industry norms. In addition to reductions at Enzo Life Sciences, annual corporate expenses have also been reduced, further benefitting the Company’s results.”

Among the changes involved in the realignment has been an extensive repositioning of Enzo Life Sciences manufacturing facilities, which has resulted in centering production in Ann Arbor, Michigan and developmental activities in New York. Also involved was a consolidation of Life Sciences sales offices. Division-wide staff levels since the last acquisition in 2009 have been materially reduced, and now stand at approximately 50% below the level of three years ago. Marginally profitable life science products have been eliminated, resulting in enhanced margins, despite reduced revenue levels, and the division’s ability to refocus its products and efforts on the pharmaceutical and diagnostic markets. Company-wide, the investments and realignments that we have made are expected, to enhance operating results through the year.

The results of this realignment are expected to yield the following results, among others:

  Generate increased opportunities in molecular and esoteric testing areas.
  A fully consolidated Life Science division that will provide synergies that fit in with the growth of Enzo Clinical Labs capabilities as a premier provider and distributor of diagnostic services in one of the leading healthcare markets geographically, and with an increasing ability to reach out nationally.
  Improved development capabilities of Life Sciences due to a more efficient organization and centralized laboratory and manufacturing.
  Enable Clinical Labs to continue its rapid growth and offerings of advanced diagnostic products and technology.

“The aggressive steps we have taken are designed to improve cash utilization and reposition Enzo to capitalize on the current market opportunities. While it may take several quarters to see the full impact of the realignment, we expect that it will begin to affect our results immediately, and will also position Enzo for the longer term by enhancing our ability to produce results that will reflect the Company’s proprietary development of molecular diagnostic tests and complementary products.”

Fiscal Fourth Quarter

Total revenues amounted to $26.4 million, compared with $26.8 million in the corresponding year-earlier period. Of the total, revenues from Clinical Labs amounted to $15.9 million, and were 11% greater than a year ago reflecting wholly organic growth. Life Sciences product revenues declined 15% to $8.9 million, but gross profit margins as a percent of revenues advanced to 42%, from 39% last year. Royalty and licensing fee income declined 20% to $1.7 million. Company gross profit margins as a percentage of revenues were 44%, versus 45% a year ago. Cash utilization for the quarter was reduced year over year by $3.2 million to $0.2 million. On a sequential basis, cash utilization also improved more than $3.0 million as well.

Operating loss for the quarter was ($27.1) million, or ($0.69) per share, which includes a $24.5 million non-cash impairment charge for intangibles and goodwill (excluding a $2.1 million tax benefit), as well as incremental non-recurring severance costs of $0.3 million. Last year’s net loss for the quarter was ($4.0) million. EBITDA loss, adjusted for these charges was ($3.1) million, compared with ($3.0) million last year.

Full Year Results

Total revenues increased to $103.1 million, from $102.0 million last year. Gross profit totaled $47.l million, or 46% as a percentage of revenues, compared with $48.2 million, or 47%, respectively, in fiscal 2011. Enzo Clinical Lab sales for the year advanced to $59.4 million, up 13% from the previous year, and gross margins were $23.1 million, up 10% for the year. Enzo Life Sciences posted product revenues of $37.2 million, against $41.8 million last year; gross profit of $18.1 million declined 8%, but as a percentage of revenues increased to 48%, from 47%. Royalty and licensing fee income declined 20% to $6.0 million. Including the non-cash fourth quarter impairment charges ($22.4 million net of tax benefit), the year’s net loss amounted to ($39.3) million, or ($1.01) per share, compared with ($13.0) million or ($0.34) per share, respectively, in fiscal 2011.

The Company had, as of July 31, 2012, working capital of $21.5 million, including $15.1 million in cash and equivalents and a current ratio of 2.1-to-l. There is no debt.

Product Development

Enzo Labs continues to benefit from growth of the ColonSentry™ test, introduced this past year, which provides an assessment of a patient’s risk of having colorectal cancer. The simple blood test is indicative of the emerging demand for simpler, effective and cost effective approaches to speed diagnosis and effect treatment, where necessary. In addition, Enzo expects to introduce several new molecular diagnostic products and other tests that it is already offering or plans to do so, including but not limited to:

o	Our proprietary AmpiProbe™ highly sensitive Real Time Amplification Detection platform, currently awaiting New York State Department of Health evaluation, that enables multiple tests from a single specimen, thus offering sharply lower expenses for clinical laboratories affected by what is currently a highly cost-conscious market.
o	A highly comprehensive panel of products to identify women’s health diseases that would make diagnosis simpler and be more patient friendly also based on the AmpiProbe™ platform.
o	A planned roll out in the next quarter of Enzo’s laboratory developed test for the identification of integrated Human papillomavirus.

Conference Call

The Company will conduct a conference call on October 16, 2012 at 8:30 AM ET. The call can be accessed by dialing 1-888-459-5609. International callers can dial 1-973-321-1024. Please reference PIN number 39091633. Interested parties may also listen over the

Internet at http://phoenix.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=94391&eventID=4846551. To listen to the live call on the Internet, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available approximately two hours after the end of the live call, through midnight (ET) on October 30, 2012. The replay of the conference call can be accessed by dialing 1-800-585-8367, and when prompted, use PIN number 39091633. International callers can dial 1-404-537-3406, using the same PIN number.

NON-GAAP Financial Measures

To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Enzo Biochem attached to this news release and will post to the Company's investor relations web site (www.enzo.com) any reconciliation of differences between non-GAAP financial information that may be required in connection with issuing the Company's quarterly financial results.

The Company uses EBITDA, as a measure of performance to demonstrate earnings exclusive of interest, taxes, depreciation and amortization. Adjustments to EBITDA are for items of a non-recurring nature and are reconciled on the table provided. The Company manages its business based on its operating cash flows. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses EBITDA as its primary management guide. Since an outside investor may base its evaluation of the Company's performance based on the Company's net loss not its cash flows, there is a limitation to the EBITDA measurement. EBITDA is not, and should not be considered, an alternative to net loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principles generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company's case is the removal of interest, taxes, depreciation and amortization.

About Enzo Biochem

Enzo Biochem is a pioneer in molecular diagnostics, leading the convergence of clinical laboratories, life sciences and therapeutics through the development of unique diagnostic platform technologies that provide numerous advantages over previous standards. A global company, Enzo Biochem utilizes cross-functional teams to develop and deploy products systems and services that meet the ever-changing and rapidly growing needs of health care both today and into the future. Underpinning Enzo Biochem’s products and technologies is a broad and deep intellectual property portfolio, with patent coverage across a number of key enabling technologies.

Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses are dependent on a number of factors outside of the control of the company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigations, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2012. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

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Contact:

For Enzo Biochem, Inc. Steven Anreder Anreder & Company 212-532-3232 steven.anreder@anreder.com or	Michael Wachs CEOcast, Inc. 212-732-4300 mwachs@ceocast.com

TABLE FOLLOWS

ENZO BIOCHEM, INC.
(in thousands, except per share data)

	Three months ended July 31, 2012 (unaudited)		Fiscal year ended July 31, 2012

	2012	2011	2012	2011

Selected operations data:

Revenues:
Clinical laboratory services	$15,851	$14,285	$59,403	$52,762
Product revenues	8,903	10,474	37,722	41,830
Royalty and license fee income	1,654	2,057	5,958	7,437

Total revenues	$26,408	$26,816	$103,083	$102,029

Gross profit	$11,673	$12,042	$47,110	$48,210

Gross profit %	44%	45%	46%	47%

Loss before income taxes	($29,074)	($4,200)	($40,921)	($12,823)

Benefit (provision) for income taxes (A)	1,931	179	1,652	(137)

Net loss	($27,143)	($4,021)	($39,269)	($12,960)

Basic and diluted loss per share	($0.69)	($0.11)	($1.01)	($0.34)

Weighted average shares outstanding - basic and diluted	39,162	38,593	38,798	38,357

Reconciliation of GAAP Net Loss to EBITDA, as adjusted:

Net loss	($27,143)	($4,020)	($39,269)	($12,960)
Add-back (deduct):
Depreciation and amortization	1,191	1,198	4,477	4,469
Interest expense (income)	(27)	(1)	(21)	(11)
Provision (benefit) for income taxes	(1,931)	(179)	(1,652)	137

EBITDA (B)	($27,910)	($3,002)	($36,465)	($8,365)
Non- cash Impairment charges and incremental severance (C)	24,840		24,840

EBITDA, as adjusted (C)	($3,070)	($3,002)	($11,625)	($8,365)

Notes:

A-	All periods reflect effective tax rates below the statutory rate due to inability to recognize future tax benefits.

B-	EBITDA is a non-GAAP measure, as described in the attached press release.

C-	EBITDA, adjusted for non-cash impairment charges relating to goodwill and intangibles of $24.5 million and incremental one- time severance costs of $0.3 million.

	July 31, 2012	July 31, 2011

Selected balance sheet data:

Cash and cash equivalents and short term investments	$15,076	$24,161

Working capital	$21,412	$33,670

Stockholders’ equity	$49,101	$88,715

Total assets	$69,123	$109,474